UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2006

TC PipeLines, LP

(Exact name of registrant as specified in its charter)

Delaware	000-26091	52-2135448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 Turnpike Road, Suite 203 Westborough, Massachusetts		01581
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (508) 871-7046

Not Applicable

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                                             Results of Operations and Financial Condition.

On February 15, 2005, TC PipeLines, LP (the “Partnership”) issued a press release announcing financial results for the Partnership’s fourth quarter 2005 earnings.  A copy of the press release is furnished with this report as Exhibit 99.1, and is incorporated herein by reference.  The press release discloses a financial measure, cash generated from investments, which is a non-GAAP financial measure as defined under SEC rules.  The press release furnishes a reconciliation of this measure to its nearest GAAP financial measure.  Reasons for the Partnership’s use of this financial measure are disclosed in the press release furnished with this report.

The information in this report is being furnished, not filed, pursuant to Item 2.02 of Form 8-K.  Accordingly, the information in this report, including the press release, will not be incorporated by reference into any registration statement filed by the Partnership under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 8.01                                             Other Events.

TC PipeLines, LP owns a 30% general partner interest in Northern Border Pipeline Company (“Northern Border Pipeline”).  The remaining 70% is owned by Northern Border Partners, L.P., a publicly traded limited partnership controlled by ONEOK, Inc.

Northern Border Pipeline’s Revenues

We have been advised by Northern Border Pipeline as set out in the table below that its average daily contracted firm capacity for 2005 declined by 4 percent from 2004. The pipeline’s weighted average system rate for firm demand for 2005 was $0.371 per million cubic feet (mcf), 1 percent below the 2004 average rate of $0.376 per mcf.  They have also advised that changes in both the average system rate and the average contracted capacity result from reduced demand for pipeline capacity and tighter natural gas market price spreads between Alberta, Canada and the U. S. Midwest in the shoulder months.  Since Northern Border Pipeline’s rates are based on the distance of the transportation path, the weighted average system rate varies due to changing transportation paths as well as discounting activity.

Northern Border Pipeline Company

Total System Revenue Summary

	Fourth Quarter		Full Year
	2005	2004	2005		2004
Percent Contracted (1)	101%	100%	97%		101%
Weighted Average System Rate ($/mcf)	$0.369	$0.375	$0.371	(2)	$0.376
Total Revenue (Millions)	$80.0	$82.7	$312.3	(2)	$329.1

(1)          Daily average contracted capacity compared to a design capacity of 2,374 mmcfd.

(2)          Amounts exclude revenue from sale of Enron bankruptcy claims.

Northern Border Pipeline’s 2006 Revenue Forecast

Northern Border Pipeline has also stated that they anticipate that 2006 demand for transportation capacity will be similar to 2005 demand based on their expectation of Canadian natural gas supply and demand for natural gas in the Midwestern U.S.  However, they have advised the level of discounting in 2006 may vary from 2005 depending upon current market conditions.

The following table represents Northern Border Pipeline’s forecast of contracting and corresponding revenue expectations for 2006 and historical information for 2004 and 2005.

Northern Border Pipeline Company

Total System Revenue Forecast

(Years Ended December 31)

	2004	2005		2006
	Actual	Actual		Forecast
Percent Currently Contracted (1)	101%	97%		73%
Percent Expected To Be Contracted	N/A	N/A		97% - 101
Weighted Average System Rate ($/mcf)	$0.376	$0.371	(2)	$0.350- $0.380
Total Revenue (Millions)	$329	312	(2)	$305 - $320

(1)          Daily average contracted capacity compared to design capacity of 2,374 mmcfd.

(2)          Amounts exclude revenue from sale of Enron bankruptcy claims.

Northern Border Pipeline Rate Case Update

Northern Border Pipeline has advised that in December 2005, the FERC issued an order that identified the issues raised in in that proceeding and accepted Northern Border Pipeline’s proposed rates but suspended their effectiveness until May 1, 2006, at which time their new rates would be collected subject to refund until final resolution of the rate case.  A procedural schedule was established setting a hearing commencement date of October 4, 2006 and that an initial decision is scheduled for February 2007, unless resolved earlier with a settlement between FERC staff, Northern Border Pipeline and a majority its customers and subsequently approved by the Commission.  Northern Border Pipeline in the meantime, has indicated increased revenues from the new rates will be reserved, thereby resulting in minimal impact to its financial results.

Item 9.01                                             Financial Statements and Exhibits.

(c)                                  Exhibits.

99.1                                                                           Press Release dated February 15, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TC PipeLines, LP
By: TC PipeLines GP, Inc.,
its general partner

Date: February 15th, 2006	By:	/s/ Amy W. Leong
Amy W. Leong
Controller

EXHIBIT INDEX

Number	Exhibit
99.1	Press Release dated February 15, 2006.